EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors of
Penn Virginia Corporation:

We consent to the use of our report dated February 14, 2003, with respect to the consolidated balance sheet of Penn Virginia Corporation as of December 31, 2002, and the related consolidated statements of income, shareholders’ equity and cash flows for the year then ended, included in Penn Virginia Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus included as part of this registration statement.

KPMG LLP

Houston, Texas
February 9, 2004